Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ROYAL BANK OF CANADA

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $126,375,000. The prospectus is a final prospectus for the related offering(s).